UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2011
SRA INTERNATIONAL, INC.
(Exact name of each registrant as specified in its charter)

Delaware	001-31334	54-1360804

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Nos.)

4300 Fair Lakes Court, Fairfax, Virginia	22033

(Address of principal executive offices)	(Zip Code)
(703) 803-1500

 (Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
     On July 20, 2011 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of March 31, 2011 (“Merger Agreement”), among SRA International, Inc. (“SRA”), Sterling Merger Inc., a Delaware corporation (“Merger Sub”), and Sterling Parent Inc., a Delaware corporation (“Parent”) and a wholly owned subsidiary of Sterling Holdco Inc. (“Holding”), Merger Sub merged with and into SRA, with SRA as the surviving entity and a wholly owned subsidiary of Parent (the “Merger”). Holding is owned by private investment funds managed by Providence Equity Partners, L.L.C. (the “Providence Investors”) and Dr. Ernst Volgenau, SRA’s chairman and founder, acting through The Ernst Volgenau Revocable Trust.
     Pursuant to the Merger Agreement, each share of issued SRA class A common stock, par value $0.004 per share (“Class A Common Stock”), and class B common stock, par value $0.004 per share (“Class B Common Stock” and collectively with the Class A Common Stock, the “Common Stock”), outstanding at the time of the Merger, excluding (i) treasury stock, (ii) Series A Common Stock owned by Parent or Merger Sub and (iii) Common Stock with respect to which appraisal rights under Delaware law were properly exercised and not withdrawn, was cancelled and automatically converted into the right to receive $31.25 in cash, without interest and less any applicable withholding tax.
     Equity contributions totaling $545 million, together with (i) borrowings under a new $875 million senior secured term loan facility (the “Term Loan B Facility”), (ii) the proceeds from the sale of $400 million aggregate principal amount of 11.00 % Senior Notes due 2019 (the “Notes”) and (iii) cash on hand at SRA, were used, among other things, to finance the aggregate merger consideration, to make payments in satisfaction of other equity-based interests in SRA under the Merger Agreement and to pay related transaction fees and expenses.
Item 1.01. Entry into a Material Definitive Agreement.
Senior Secured Credit Facilities
     On the Closing Date, Merger Sub entered into a credit agreement, dated as of July 20, 2011 (the “Credit Agreement”) with Parent, Citibank, N.A., as administrative agent, and the other financial institutions and lenders from time to time party thereto, providing for the Term Loan B Facility and a new $100 million senior secured revolving credit facility (the “Revolver” and, together with the Term Loan B Facility, the “Senior Secured Credit Facilities”). Following the consummation of the Merger, SRA succeeded to all of Merger Sub’s rights and obligations under the Credit Agreement.
     The Term Loan B Facility consists of a senior secured term loan credit facility in the amount of $875 million with a final maturity of seven years from the initial borrowing on the Closing Date. The Revolver consists of a $100 million revolving credit facility with a final maturity of five years from the initial borrowing on the Closing Date. The Revolver includes a $40 million sub-facility for letters of credit and a $15 million sub-facility for swingline loans. In addition, the Credit Agreement provides the right for individual lenders to extend the maturity date of their loans upon the request of SRA and without the consent of any other lender.
     Subject to specified conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), incremental term and revolving facilities may be added to the Credit Agreement and revolving commitments may be increased by up to (i) $250 million plus (ii) an additional amount as will not cause the net senior secured leverage ratio on a pro forma basis to exceed 4.50:1.00 (calculated as if any additional revolving commitment being entered into was fully drawn). Additional revolving facilities and revolving commitment increases are subject to an aggregate sub-limit of $100 million.

     Interest Rate and Fees
     The loans under the Credit Agreement initially bear interest at a rate equal to (i) the British Bankers Association LIBOR (adjusted for maximum reserves and subject to a floor in the case of the Term Loan B Facility of 1.25%) plus 5.25% for each of the Term Loan B Facility and the Revolver (subject in the case of the Revolver to a 0.25% step-down), or (ii) the highest of (subject to a floor in respect of the Term Loan B Facility of 2.25%) (x) the prime commercial lending rate publicly announced by the administrative agent as the “prime rate,” (y) the federal funds effective rate plus 0.50% and (z) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00%, plus in each case, 4.25% for each of the Term Loan B Facility and the Revolver (subject in the case of the Revolver to a 0.25% step-down).
     SRA is required to pay certain fees with respect to the Credit Agreement, including (i) a commitment fee of 0.50% per annum on the average daily unused amount of the revolving credit facility, (ii) a participation fee of 5.25% per annum (subject to a 0.25% step-down) with respect to letters of credit, (iii) fronting fees of 0.125% per annum on the daily aggregate stated amount of letters of credit and (iv) customary administrative fees.
     Prepayments
     The Term Loan B Facility is subject to mandatory prepayment and reduction, subject to certain exceptions, in an amount equal to (a) 75% of excess cash flow (defined in the Credit Agreement) for each fiscal year commencing with the fiscal year ending June 30, 2012, with a reduction to 50%, 25% and zero based upon achievement of a consolidated net leverage ratio of 3.50:1.00 or less, 2.75:1.00 or less, and 2.00:1.00 or less, respectively, (b) 100% of the net cash proceeds received from the incurrence of indebtedness by SRA or any of its restricted subsidiaries (other than indebtedness permitted under the Credit Agreement), and (c) 100% of the net cash proceeds of specified non-ordinary course asset sales or other dispositions of property by SRA and its restricted subsidiaries (including insurance and condemnation proceeds), subject to customary exceptions and the right of SRA to reinvest such proceeds within a specified period of time.
     Voluntary prepayments of borrowings under the Term Loan B Facility and Revolver are permitted at any time, in minimum principal amounts to be agreed upon, subject to (a) reimbursement of the lenders’ redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period and (b) in the case of the Term Loan B Facility, a 1.00% premium payable in connection with certain refinancings within the first year. SRA may offer to lenders pro rata voluntary prepayments of borrowings under the Term Loan B Facility at discount to par, subject to customary conditions. The unutilized portion of commitments under the Revolver may be reduced or terminated at any time in minimum amounts without penalty.
     Principal amounts under the Term Loan B Facility will be repaid in equal quarterly installments in aggregate annual amounts equal to 1% of the original funded principal amount, with the balance being payable on the final maturity date.
     Guarantee and Security
     All obligations under the Credit Agreement are guaranteed by Parent and each existing and subsequently acquired or organized direct and indirect wholly-owned material U.S. restricted subsidiary of SRA, subject to agreed exceptions.
     All obligations of SRA and each guarantor are secured by a perfected security interest in substantially all existing and after acquired tangible and intangible assets of SRA and each guarantor, including the capital stock of SRA and the capital stock of each U.S. subsidiary of SRA and each guarantor, and 65% of each series of capital stock of any non-U.S. subsidiary held directly by SRA or any guarantor, subject to agreed exceptions.

     Covenants; Representations and Warranties
     The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants are limited to the following: limitations on the incurrence of debt, liens, fundamental changes, dividends and distributions, transactions with affiliates, further negative pledge, asset sales, restricted payments, investments and acquisitions, repayment of certain junior debt (including the Notes) or amendments of junior debt documents related thereto, line of business, amendments to charter documents, restrictive agreements and equity interests, each subject to customary exceptions.
     In addition, at any time during which borrowings or letters of credit under the Revolver are outstanding, SRA must maintain a maximum net senior secured leverage ratio, tested on a quarterly basis. The maximum level of net senior secured leverage ratio is set at 6.25 for the first quarter of fiscal year 2012 and is subject to step-downs until reaching 4.50 for the third quarter of fiscal year 2015 and thereafter.
     Events of Default
     Events of default under the Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees and certain other loan documents or security interests and change of control, in each case subject to customary thresholds, notice and grace period provisions.
     Copies of the Credit Agreement, the Master Guarantee Agreement and the Collateral Agreement are attached as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and incorporated herein by reference. The foregoing descriptions of the Credit Agreement, the Collateral Agreement and the Master Guarantee Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements.
Indenture
     On the Closing Date, Merger Sub issued $400 million aggregate principal amount of the Notes pursuant to the Indenture, dated as of July 20, 2011 (as amended and supplemented, the “Indenture”), between Merger Sub and Wilmington Trust, National Association, as Trustee (the “Trustee”). Following the completion of the Merger on the Closing Date, SRA and certain of its domestic subsidiaries (the “Guarantors”) entered a Supplemental Indenture, dated as of July 20, 2011 (the “Supplemental Indenture”) with the Trustee, pursuant to which (i) SRA became a party to the Indenture and assumed the obligations of Merger Sub under the Notes and (ii) each Guarantor became a party to the Indenture and provided an unconditional guarantee of the obligations of SRA under the Notes.
     Ranking; Guarantee
     The Notes are unsecured senior indebtedness of SRA and are effectively subordinated to all of SRA’s existing and future senior secured indebtedness, including indebtedness under the Senior Secured Credit Facilities, to the extent of the value of the assets securing such indebtedness. The Indenture provides that the guarantee of each Guarantor is a general unsecured senior obligation of that Guarantor, and that the Notes will, subject to certain exceptions, be guaranteed by each of SRA’s current and future domestic subsidiaries that guarantee SRA’s obligations under the Senior Secured Credit Facilities.

     Redemption
     SRA may redeem the Notes, in whole or in part, at any time prior to October 1, 2015, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium. SRA may redeem the Notes, in whole or in part, at any time (i) on and after October 1, 2015 and prior to October 1, 2016, at a price equal to 105.500% of the principal amount of the Notes, (ii) on or after October 1, 2016 and prior to October 1, 2017, at a price equal to 102.750% of the principal amount of the Notes, and (iii) on or after October 1, 2017, at a price equal to 100.000% of the principal amount of the Notes, in each case, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to October 1, 2014, SRA may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price of 111.000%, plus accrued and unpaid interest, if any, to the applicable redemption date.
     Covenants
     The Indenture contains covenants that, among other things, limit SRA’s ability and the ability of its restricted subsidiaries to: incur more indebtedness or issue certain preferred shares; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of SRA’s restricted subsidiaries to pay dividends to SRA, make other intercompany transfers or sell or transfer their properties; create liens; transfer or sell assets; merge or consolidate; enter into certain transactions with affiliates; and designate subsidiaries as unrestricted subsidiaries. Upon the occurrence of certain events constituting a change of control, SRA is required to make an offer to repurchase all of the Notes (unless otherwise redeemed) at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the repurchase date. If SRA sells assets under certain circumstances, it must use the proceeds to make an offer to purchase the Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.
     Events of Default
     Events of default under the Indenture are limited to: the nonpayment of principal when due; the nonpayment of interest for 30 days or more after payment is due; failure to comply with its other obligations, covenants and agreements contained in the Notes or the Indenture; failure to pay any indebtedness for borrowed money after final maturity or cross acceleration of material debt; certain events of bankruptcy or insolvency; failure to pay material judgments; or a failure of any guarantee of a significant subsidiary to be in full force and effect.
     Copies of the Indenture and the Supplemental Indenture are attached as Exhibits 4.1 and 4.2 hereto and incorporated herein by reference. The foregoing descriptions of the Indenture and the Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements.
Registration Rights Agreement
     Immediately following the consummation of the Merger on the Closing Date, SRA and the Guarantors entered into the joinder agreement, dated as of July 20, 2011 (“Registration Rights Joinder”), by and among SRA, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers of the Notes (the “Initial Purchasers”), with respect to the Registration Rights Agreement, dated as of July 20, 2011 (the “Registration Rights Agreement”), by and among Merger Sub and the Initial Purchasers. Under the Registration Rights Agreement, SRA is obligated to file and use commercially reasonable efforts to cause to become effective a registration statement with respect to an offer to exchange (the “Exchange Offer”) the Notes for notes publicly registered with the Securities and Exchange Commission (the “SEC”) with substantially identical terms as the Notes. The Registration Rights Agreement provides that upon the occurrence of certain events, SRA will file with the SEC, and use its commercially reasonable efforts to cause to become effective, a shelf registration statement relating to resales of the Notes and to keep effective such shelf registration statement for a specific period of time. Pursuant to the Registration Rights Agreement, SRA is obligated to pay additional interest on the Notes in specified circumstances, including if SRA has not exchanged exchange notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 365th day following the original issue date of the Notes. The annual interest on the Notes as a result of SRA’s failure to satisfy certain of its registration obligations under the Registration Rights Agreement will increase by 0.25% per annum during the first 90-day period following the occurrence of such default and by an additional 0.25% per annum for each subsequent 90-day period during which the related registration default continues, up to a maximum additional interest rate of 0.50% per annum.
     Copies of the Registration Rights Agreement and the Registration Rights Joinder are attached as Exhibits 4.3 and 4.4 hereto and incorporated herein by reference. The foregoing description of the Registration Rights Agreement and the Registration Rights Joinder does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements.
Financial Advisory Agreement
     Upon completion of the Merger, SRA and Holding entered into a financial advisory agreement with the Providence Investors, dated as of July 20, 2011 (the “Financial Advisory Agreement”), pursuant to which the Providence Investors will provide Holding and its subsidiaries, including SRA, with financial, investment, management, advisory and other services. Pursuant to the Financial Advisory Agreement, Holding, or one or more of its subsidiaries, will pay the Providence Investors or its designee a specified annual fee, plus expenses. Pursuant to the Financial Advisory Agreement, the Providence Investors received a transaction fee and reimbursement of expenses for consulting and advisory services for Holding performed by the Providence Investors prior to the closing of the Merger. A copy of the Financial Advisory Agreement is attached as Exhibit 10.4 hereto and incorporated herein by reference. The foregoing description of the Financial Advisory Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Financial Advisory Agreement.
Item 1.02 Termination of a Material Definitive Agreement.
     On July 20, 2011, in conjunction with the closing of the Merger, SRA terminated its existing Credit Agreement, dated as of August 9, 2007, among SRA, Citibank, N.A., as administrative agent, issuer and lender, and the other financial institutions and lenders party thereto, providing for a $285 million senior secured revolving credit facility.
     Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information contained in Item 1.01 of this report concerning SRA’s direct financial obligations under the Term Loan B Facility, the Revolver, the Indenture and the Notes is hereby incorporated herein by reference.
     Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     In connection with the closing of the Merger, SRA notified the New York Stock Exchange (the “NYSE”) on July 20, 2011 that each share of Class A Common Stock (other than (i) treasury stock, (ii) Class A Common Stock owned by Parent or Merger Sub and (iii) Class A Common Stock with respect to which appraisal rights under Delaware law were properly exercised and not withdrawn) was cancelled and automatically converted into the right to receive $31.25 in cash, without interest and less any applicable withholding tax, and requested that the NYSE file with the SEC an application on Form 25 to delist and deregister the Series A Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Trading of the Class A Common Stock on the NYSE was suspended prior to market open on July 21, 2011. On July 21, 2011, the NYSE filed the Form 25. The Form 25 will become effective ten days after its filing. After the Form 25 becomes effective, SRA expects to file a Form 15 with the SEC to terminate its reporting obligations under the Exchange Act.
Item 3.03. Material Modification to Rights of Security Holders
     As previously disclosed, the Merger Agreement was adopted by SRA’s stockholders at the special meeting of the stockholders of SRA held on July 15, 2011. Stockholders voted to approve the proposal to adopt the Merger Agreement with the affirmative vote of the holders of (i) a majority of the outstanding shares of SRA’s common stock and (ii) a majority of the outstanding shares of SRA’s common stock, excluding shares beneficially owned, whether directly or indirectly, by Dr. Ernst Volgenau, as required by the Merger Agreement. The information contained in the Introductory Note regarding the right of holders of SRA’s Common Stock to receive the Merger Consideration is hereby incorporated by reference. Restricted stock awards granted prior to June 30, 2011 that were unvested immediately prior to the consummation of the Merger, became fully vested at the consummation of the Merger and were converted into the right to receive, immediately after the consummation of the Merger, a cash payment in an amount equal to the product of (x) the total number of shares of unvested restricted stock and (y) the $31.25 per share merger consideration, without interest and less any applicable withholding taxes (“Restricted Award Payment”). On July 1, 2011, SRA granted restricted stock awards in an amount intended to approximate in value one calendar quarter’s worth of the prior year’s employee equity grant (which vested over a four-year schedule). The full July 1 award would have vested at the end of the calendar quarter in which the award was made. Upon the Merger, one-third of the shares vested immediately and received the Restricted Award Payment, with the unvested two-thirds balance of the award being immediately forfeited. In addition, options to purchase shares of SRA’s common stock, whether vested or unvested prior to the consummation of the Merger, became fully vested upon consummation of the Merger and converted into the right to receive, immediately after consummation of the Merger, a cash payment equal to the product of (x) the total number of shares of Class A common stock then issuable upon exercise of such stock option, and (y) the excess, if any, of (A) the $31.25 per share merger consideration over (B) the exercise price per share subject to the stock option, without interest and less any applicable withholding taxes. Options with an exercise price greater than the Merger Consideration of $31.25 per share were cancelled for no payment.
Item 5.01. Changes in Control of Registrant
     On the Closing Date, SRA completed the Merger with Merger Sub and the other transactions contemplated by the Merger Agreement, which resulted in SRA becoming a wholly owned subsidiary of Parent. Upon the completion of the Merger, all of the outstanding capital stock of Holding, the ultimate parent company of SRA, was owned by the Providence Investors and Dr. Ernst Volgenau, acting through The Ernst Volgenau Revocable Trust. The information contained in the Introductory Note and Item 1.01 concerning the change in control of SRA is hereby incorporated herein by reference.
     Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Upon consummation of the Merger, each of Messrs. John W. Barter, Larry R. Ellis, Miles R. Gilburne, W. Robert Grafton, William T. Keevan and Michael R. Klein, Dr. Stanton Sloane and Ms. Gail Wilensky ceased to be a director of SRA effective upon the Closing Date. Dr. Ernst Volgenau will continue to serve as non-executive Chairman of the Board of Directors of SRA. Mr. Timothy J. Atkin will continue to serve as Executive Vice President and Chief Operating Officer of SRA and Mr. Richard J. Nadeau will continue to serve as Executive Vice President and Chief Financial Officer of SRA. Upon consummation of the Merger, each of the following was elected to Holding’s board of directors: Ms. Julie G. Richardson and Mr. Christopher C. Ragona. As a result of their respective positions with Providence Equity Partners, L.L.C., Ms. Richardson and Mr. Ragona may be deemed to have an indirect material interest in the Financial Advisory Agreement and as described in Item 1.01. Accordingly, the information set forth in Item 1.01 under the subheading “Financial Advisory Agreement” is incorporated by reference into this Item 5.02. Pursuant to the terms of SRA’s Transaction Bonus Policy and as previously disclosed in SRA’s definitive proxy statement filed with the SEC on June 15, 2011 (the “Proxy Statement”), on or immediately prior to the completion of the Merger, certain employees received cash awards, including Dr. Sloane, who received an award of $500,000, Mr. Atkin, who received an award of $100,000 and Mr. Nadeau, who received an award of $500,000. In addition, as previously disclosed in the Proxy Statement, at the completion of the Merger, all compensatory equity awards granted prior to June 30, 2011 held by the named executive officers and other employees of SRA were cancelled for cash. On July 1, 2011, SRA granted restricted stock awards in an amount intended to approximate in value one calendar quarter’s worth of the prior year’s named executive officer’s equity grant (which vested over a four-year schedule). The full July 1 award would have vested at the end of the calendar quarter in which the award was made. Upon the Merger, one-third of the shares vested immediately and received the Restricted Award Payment, with the unvested two-thirds balance of the award being immediately forfeited.
     On July 22, 2011, SRA announced the appointment of William L. Ballhaus as SRA’s new President and Chief Executive Officer and a member of the Board of Directors of SRA, effective July 25, 2011.
     Mr. Ballhaus, age 43, most recently served as a strategic advisor to Cerberus Operations and Advisory Company LLC from August 2010 until July 2011. Previously, he was the Chief Executive Officer and President DynCorp International LLC (“DynCorp”) and a director of DynCorp International, Inc., which is the parent of DynCorp, from May 2008 until August 2010. From 2003 until May 2008, he was President of BAE Systems Inc.’s Network Systems, National Security Solutions and Mission Solutions businesses. He holds a Bachelor’s degree in mechanical engineering from the University of California at Davis and Master’s and Doctorate degrees in aeronautics and astronautics from Stanford University, as well as a Master’s degree in business administration from the Anderson Graduate School of Management at UCLA. He serves on the United States Geospatial Intelligence Foundation Board of Directors and the UCLA Anderson School Board of Visitors and also serves as a director and vice-chairman of DynCorp International, Inc. and a director of GeoEye, Inc. He is a Fellow of the American Institute of Aeronautics and Astronautics. In the view of SRA’s Board of Directors, Dr. Ballhaus has an appropriate mix of experience and skills relevant to the size and nature of SRA’s business.
     In connection with Dr. Ballhaus’ appointment, SRA’s ultimate parent, Holding, and Dr. Ballhaus entered into an employment agreement, dated July 20, 2011 (the “Ballhaus Agreement”). The Ballhaus Agreement provides for a three-year employment term, which (absent notice) will automatically renew for successive one-year periods. Under the Ballhaus Agreement, Dr. Ballhaus will receive an annual salary of $840,000 and will have a target annual bonus opportunity of 100% of his annual base salary. In addition, Dr. Ballhaus will be granted $1 million of restricted Holding common stock, vesting 20% per year over five years. Dr. Ballhaus will also participate in the Holding management equity incentive program, the terms of which have not yet been determined. Dr. Ballhaus will also be paid a $5,500,000 signing bonus (subject to repayment if Dr. Ballhaus resigns in his first year of employment) and a $2,000,000 retention bonus to be paid on August 31, 2012. The Ballhaus Agreement also provides for customary severance entitlements and post-employment restrictive covenants.
     Dr. Sloane has announced his resignation from SRA and its affiliates and, in connection with his resignation, Dr. Sloane will receive his contractual obligations, as set forth in the Employment Agreement dated May 28, 2010 (as filed in a Current Report on Form 8-K with the SEC on June 2, 2010), which will include a lump-sum cash severance payment made up of annual base salary, target annual bonus, prorated bonus and, in addition, accrued but unused personal leave, and COBRA benefits for 18 months.
     On July 20, 2011, SRA terminated (i) the SRA International, Inc. 2004 Employee Stock Purchase Plan, (ii) the Deferred Compensation Plan for Key Employees of SRA International, Inc., (iii) the Deferred Compensation Plan for Key Employees of SRA International, Inc. (effective as of November 1, 1995) and (iv) the Galaxy Scientific Corporation Non-Qualified Deferred Compensation Plan.
Item 5.03 Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.
     At the effective time of the Merger, on July 20, 2011, the certificate of incorporation and the bylaws of SRA, each as in effect immediately prior to the Merger, were amended in their entirety in accordance with the terms of the Merger Agreement. A copy of the Amended and Restated Certificate of

Incorporation and Amended and Restated By-laws of SRA are attached as Exhibits 3.1 and 3.2, hereto, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of SRA International, Inc.
3.2	Amended and Restated By-laws of SRA International, Inc.
4.1	Indenture, dated July 20, 2011, by and between Sterling Merger Inc. and Wilmington Trust, National Association.
4.2	Supplemental Indenture, dated July 20, 2011, by and among SRA International, Inc., the Subsidiary Guarantors named therein and Wilmington Trust, National Association.
4.3
Registration Rights Agreement, dated July 20, 2011, by and between Sterling Merger Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers named therein.

4.4
Joinder Agreement to the Registration Rights Agreement, dated July 20, 2011, by and among SRA International, Inc., the Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers.

10.1	Credit Agreement, dated July 20, 2011, by and among Sterling Merger Inc., Sterling Parent Inc., Citibank, N.A., as administrative agent, and several lenders from time to time party thereto.
10.2	Master Guarantee Agreement, dated July 20, 2011, by and among Sterling Parent Inc., SRA International, Inc., certain Subsidiaries named therein and Citibank, N.A., as administrative agent.
10.3
Collateral Agreement, dated July 20, 2011, by and among Sterling Parent Inc., Sterling Merger Inc., SRA International, Inc., certain Subsidiaries named therein and Citibank, N.A., as administrative agent.

10.4	Financial Advisory Agreement, dated July 20, 2011, by and among Sterling Holdco Inc., SRA International, Inc. and Providence Equity Partners, L.L.C.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INCORPORATED (Registrant)
July 26, 2011	By:	/s/ MARK D. SCHULTZ
Mark D. Schultz
Senior Vice President & General Counsel